Exhibit 10.1
20[●] AWARD AGREEMENT
FOR RESTRICTED STOCK UNITS
FOR DIRECTORS
UNDER THE MSCI INC. 2016 NON-EMPLOYEE DIRECTORS COMPENSATION PLAN
MSCI Inc. (“MSCI,” together with its subsidiaries, the “Company”) hereby grants to you Restricted Stock Units (“RSUs”) as described below. The awards are being granted under the MSCI Inc. 2016 Non-Employee Directors Compensation Plan (as may be amended from time to time, the “Plan”).

Participant:	[●]
Number of RSUs Granted:	[●] RSUs
Grant Date:	[●] (the “Grant Date”)
Vesting Schedule:	[●] (such date, the “Vesting Date”).
Provided you continue to provide services to the Company through the Vesting Date, the RSUs will vest and convert as provided above and as further described in Exhibit A attached hereto. Your RSUs may be subject to forfeiture if you terminate service with the Company before the Vesting Date, as set forth in the Plan and this Restricted Stock Unit Award Agreement (including Exhibit A and Exhibit B attached hereto, this “Award Agreement”).
You will be deemed to have accepted this award of RSUs and agreed to be bound by the terms and conditions of this Award Agreement, unless you inform the Company in writing within 60 days of the Grant Date that you wish to reject this award of RSUs.
You agree that this Award Agreement is granted under the Plan and governed by the terms and conditions of the Plan and Exhibit A and Exhibit B attached hereto. You will be able to access a prospectus and tax supplement that contains important information about this award via the MSCI website or your brokerage account. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.
IN WITNESS WHEREOF, MSCI has duly executed and delivered this Award Agreement as of the Grant Date.

MSCI Inc.

Name:
Title:

EXHIBIT A
TERMS AND CONDITIONS
OF THE 20[●] RESTRICTED STOCK UNIT AWARD AGREEMENT
Section 1.RSUs Generally. MSCI has awarded you RSUs as an incentive for you to continue to provide services as a director of MSCI and to, among other things, align your interests with those of the Company and to reward you for your continued service as a director of MSCI in the future. As such, you will earn your RSUs for 20[●] only if you remain in continuous service as a director of MSCI through the Vesting Date, or as otherwise set forth below. Each RSU corresponds to one share of MSCI common stock, par value $0.01 per share (each, a “Share”). Each RSU constitutes a contingent and unsecured promise by MSCI to deliver one Share on the conversion date for such RSU. As the holder of RSUs, you have only the rights of a general unsecured creditor of MSCI. To the extent that you are subject to taxation in the United States, Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), imposes rules relating to the taxation of deferred compensation, including your 20[●] RSU award. The Company reserves the right to modify the terms of your 20[●] RSU award, including, without limitation, the payment provisions applicable to your RSUs, to the extent necessary or advisable to comply with Section 409A.
Section 2.Vesting Schedule and Conversion.
(a)Vesting Schedule. Your RSUs will vest in full on the Vesting Date; provided that, subject to Section 4 and Section 5, you continue to provide future services to the Company by remaining in continuous service as a director of MSCI through the Vesting Date.
(b)Conversion.
(i)Except as otherwise provided in this Award Agreement or pursuant to any election form submitted in connection with the MSCI Inc. Non-Employee Directors Deferral Plan (as amended), each of your vested RSUs will convert to one Share within 30 days following the Vesting Date.
(ii)Shares to which you are entitled to receive upon conversion of RSUs under any provision of this Award Agreement shall not be subject to any transfer restrictions, other than those that may arise under securities laws or the Company’s policies.
(c)Stock Ownership Guidelines. You agree and acknowledge that the Shares issuable to you upon the settlement of the RSUs shall be subject to the terms and conditions of MSCI’s Non-Employee Director Stock Ownership Guidelines (the “Ownership Guidelines”), as may be in effect from time to time. You agree and acknowledge that a copy of the Ownership Guidelines has been previously made available to you and that you understand and acknowledge the terms of such Ownership Guidelines and the terms of this Section 2(c).
Section 3.Dividend Equivalent Payments. Until your RSUs convert to Shares, if and when MSCI pays a dividend on Shares, you will be entitled to a dividend equivalent payment in the same amount as the dividend you would have received if you held Shares for your vested and unvested RSUs immediately prior to the record date. No dividend equivalents will be paid to you with respect to any canceled or forfeited RSUs. MSCI will decide the form of payment and may pay dividend equivalents in Shares, in cash or in a combination thereof, unless otherwise provided in Exhibit B. MSCI will pay the dividend equivalent when it pays the corresponding dividend on its common stock. The gross amount of any dividend equivalents paid to you with respect to RSUs that do not vest and convert to Shares shall be subject to potential recoupment or payback (such recoupment or payback of dividend equivalents, the “Clawback”) following the cancellation or forfeiture of the underlying RSUs. You consent to the Company’s implementation and enforcement of the Clawback and expressly agree that MSCI may take such actions as are necessary to effectuate the Clawback consistent with applicable law. If, within a reasonable period, you do not tender repayment of the dividend equivalents in response to demand for repayment, MSCI may seek a court order against you or take any other actions as are necessary to effectuate the Clawback.

Section 4.Termination of Service. Upon termination of service as a director of MSCI prior to the Vesting Date, pursuant to this Section 4, the following special vesting and payment terms will apply to your unvested RSUs:
(a)Termination of Service Due to Death or Disability. If your service as a director of MSCI terminates due to death or Disability, in each case, prior to the Vesting Date, your unvested RSUs will immediately vest and convert into Shares on the date your service as a director of MSCI terminates or within 30 days thereafter. Upon a termination of service due to death, such Shares will be delivered in accordance with Section 7. For purposes of this Award Agreement, “Disability” means your “permanent and total disability” (as defined in Section 22(e) of the Code).
(b)Termination of Service and Cancellation of Awards. Unless otherwise determined by the Board, your unvested RSUs will be canceled and forfeited in full if your service as a director of MSCI terminates prior to the earlier of (i) the date of MSCI’s annual general shareholders meeting to be held during the same year as the Vesting Date if either (x) you decide not to stand for re-election at such annual shareholders meeting or (y) you are not eligible to stand for re-election at such annual shareholders meeting pursuant to the Retirement Policy set forth in the Board’s Corporate Governance Policies and (ii) the Vesting Date, in each case for any reason other than as set forth in Section 4(a) and Section 5 of this Award Agreement.
Section 5.Change in Control. In the event of a Change in Control, all of your RSUs will immediately vest and convert into Shares effective on the date of such Change in Control.
Section 6.Nontransferability. You may not sell, pledge, hypothecate, assign or otherwise transfer your RSUs, including with respect to shares subject to any retention requirements under the Ownership Guidelines, other than as provided in Section 7 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution or otherwise as provided by the Board. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, payments relating to the RSUs will be made only to you. Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of MSCI, shall all be bound by, and shall benefit from, the terms and conditions of your award.
Section 7.Designation of a Beneficiary. Any designation of a beneficiary or beneficiaries to receive all or part of the Shares to be paid under this Award Agreement in the event of your death will be governed by local law. To make a beneficiary designation, you must coordinate with your personal tax or estate planning representative. Any Shares that become payable upon your death will be distributed to your estate in accordance with local law rules. You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary(ies) to receive Shares under this Award Agreement, MSCI may determine in its sole discretion to deliver the Shares in question to your estate. MSCI’s determination shall be binding and conclusive on all persons, and it will have no further liability to anyone with respect to such Shares.
Section 8.Ownership and Possession.
(a)Prior to Conversion. Prior to conversion of your RSUs, you will not have any rights as a stockholder in the Shares corresponding to your RSUs. However, you will receive dividend equivalent payments, as set forth in Section 3 of this Award Agreement.
(b)Following Conversion. Following conversion of your RSUs, you will be the beneficial owner of the Shares issued to you, and you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the Shares.
Section 9.Securities Law Compliance Matters. MSCI may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon conversion of your RSUs and any stock certificates that may subsequently be issued in substitution for the original certificates. MSCI may advise the transfer agent to place a stop order against such Shares if it determines that such an order is necessary or advisable.
Section 10.Compliance with Laws and Regulations. Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon conversion of your RSUs (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges, associations or other institutions with which MSCI has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.
Section 11.No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You should consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.
Section 12.Consents under Local Law. Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or be obtained under, applicable local law.
Section 13.Award Modification and Section 409A.
(a)Award Modification. MSCI reserves the right to modify or amend unilaterally the terms and conditions of your RSUs, without first asking your consent, or to waive any terms and conditions that operate in favor of MSCI. MSCI may not modify your RSUs in a manner that would materially impair your rights in your RSUs without your consent; provided, however, that MSCI may, without your consent, amend or modify your RSUs in any manner that MSCI considers necessary or advisable to comply with applicable law, stock market or exchange rules and regulations or accounting or tax rules and regulations. MSCI will notify you of any amendment of your RSUs that affects your rights. Any amendment or waiver of a provision of this Award Agreement (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Chief Human Resources Officer, the Chief Financial Officer or the General Counsel (or if such positions no longer exist, by the holders of equivalent positions) to be effective.
(b)Section 409A. You understand and agree that all payments made pursuant to this Award Agreement are intended to be exempt and/or comply with Section 409A, and shall be interpreted on a basis consistent with such intent. Notwithstanding the other provisions of this Award Agreement to the contrary, to the extent that MSCI determines it necessary to comply with Section 409A, if MSCI considers you to be one of its “specified employees” at the time of your “separation from service” (as such terms are defined in Section 409A) from the Company, and any amount hereunder constitutes “deferred compensation” subject to Section 409A, then any distribution of such amount (including the conversion of the RSUs in Shares) that otherwise would be made to you as a result of such “separation from service” shall not be made until the expiration of the six-month period measured from the date of your separation from service from the Company (such period, the “Delay Period”), except to the extent that earlier distribution would not result in you incurring interest or additional tax under Section 409A. Any conversion of such RSUs into Shares that would have occurred during the Delay Period but for the immediately preceding sentence shall be satisfied either by (i) conversion of such RSUs into Shares on the first business day following the Delay Period or (ii) a cash payment on the first business day following the Delay Period equal to the value of such RSUs on the scheduled conversion date (based on the value of the Shares on such date) plus accrued interest as determined by MSCI.
Section 14.Severability. In the event MSCI determines that any provision of this Award Agreement would cause you to be in constructive receipt for United States federal or state income tax purposes of any portion of your award, then such provision will be considered null and void and this Award Agreement will be construed and enforced as if the provision had not been included in this Award Agreement as of the date such provision was determined to cause you to be in constructive receipt of any portion of your award.
Section 15.Successors. This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Agreement or the Plan.
Section 16.Venue. For purposes of litigating any dispute that arises under this grant or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of New York, agree that such litigation shall be conducted in the courts of New York County, New York, or the federal courts for the United States for the Southern District of New York, where this grant is made and/or to be performed.

Section 17.Rule of Construction for Timing of Conversion. With respect to each provision of this Award Agreement that provides for your RSUs to convert to Shares on the Vesting Date or upon a different specified event or date, such conversion will be considered to have been timely made, and neither you nor any of your beneficiaries or your estate shall have any claim against the Company for damages based on a delay in payment, and the Company shall have no liability to you (or to any of your beneficiaries or your estate) in respect of any such delay, as long as payment is made by December 31 of the year in which the Vesting Date or such other specified event or date occurs, or if later, by March 15th of the year following such specified event or date.
Section 18.Non-U.S. Directors. The following provisions will apply to you if you are providing services as a director of MSCI and reside outside of the United States. For the avoidance of doubt, if you reside in the United States and subsequently relocate to another country after the Grant Date, or if you reside in another country and subsequently relocate to the United States after the Grant Date, the following provisions may apply to you to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for tax, legal or administrative reasons.
(a)    Tax and Other Withholding Obligations.
You acknowledge that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items or liabilities, howsoever arising in any jurisdictions, related to your participation in the Plan and legally applicable or deemed applicable to you (“Tax-Related Items”) is and remains your responsibility and may exceed the amount actually withheld by the Company. You further acknowledge that the Company (i) makes no representations or undertaking regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs or the underlying shares, including, but not limited to, the grant, vesting or settlement of the RSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividend equivalents and/or dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Pursuant to rules and procedures that MSCI establishes, Tax-Related Items arising upon any relevant taxable or tax withholding event (as applicable) of your RSUs may be satisfied, in the Board’s sole discretion, by having MSCI withhold Shares, or by having MSCI withhold cash or amounts from your director fees, compensation, or other amounts payable to you if MSCI provides for a cash withholding option, in each case in an amount sufficient to satisfy the Tax-Related Items withholding obligations. Shares withheld will be valued using the fair market value of the Shares on the date your RSUs convert, using a valuation methodology established by MSCI. In order to comply with applicable accounting standards or the Company’s policies in effect from time to time, MSCI may limit the amount of Shares that you may have withheld. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, you are deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.
In the event that withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by your acceptance of the RSUs, you authorize and direct MSCI and any brokerage firm determined acceptable to MSCI to sell on your behalf a whole number of Shares from those Shares issued to you as MSCI determines to be appropriate to generate cash proceeds sufficient to satisfy the obligation for Tax-Related Items. Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the stock equivalent.
Finally, you agree to pay to the Company, including through withholding from any director fees, compensation, or other amounts payable to you by MSCI, any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. MSCI may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if you fail to comply with your obligations in connection with the Tax-Related Items.
(b)    Nature of Grant. In accepting the RSUs, you acknowledge, understand and agree that:

(i)the Plan is established voluntarily by MSCI, it is discretionary in nature and it may be modified, amended, suspended or terminated by MSCI at any time, to the extent permitted by the Plan;
(ii)this RSU award is not a director, employment and/or service agreement, and nothing in this Award Agreement or your participation in the Plan shall create a right to continued service as a director of MSCI or interfere with the ability of MSCI to terminate your service relationship (if any);
(iii)this award, and all other awards of RSUs and other equity-based awards, are exceptional, discretionary, voluntary and occasional. This award does not confer on you any contractual or other right or entitlement to receive another award of RSUs, any other equity-based award or benefits in lieu of RSUs at any time in the future or in respect of any future period;
(iv)MSCI has made this award to you in its sole discretion. All decisions with respect to future RSU or other grants, if any, will be at the sole discretion of MSCI;
(v)you are voluntarily participating in the Plan;
(vi)the grant of RSUs and the Shares subject to the RSUs, and the income from and value of the same, are not intended to replace any pension rights, director fees or other compensation;
(vii)this award does not confer on you any right or entitlement to receive director fees or other compensation in any specific amount;
(viii)the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;
(ix)no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of your service as a director of MSCI; and
(x)the Company shall not be liable for any foreign exchange rate fluctuation between your local currency and the U.S. Dollar that may affect the value of the RSUs or of any amounts due to you pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.
(c)    Data Privacy. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement and any other RSU grant materials by and among, as applicable, MSCI and any subsidiary of MSCI for the exclusive purpose of implementing, administering and managing your participation in the Plan.
You understand that the Company may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any Shares or directorships held in MSCI, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.
You understand that Data will be transferred to E*Trade Financial Corporate Services, Inc. and/or its affiliates (“E*Trade”), or such other stock plan service provider as may be selected by MSCI in the future, which is assisting MSCI with the implementation, administration and management of the Plan. You understand that the recipients of the Data may be located in the U.S. or elsewhere, and that the recipients’ country of operation (e.g., the U.S.) may have different data privacy laws and protections than your country. You understand that if you reside outside the United States, you may request a list with the names and addresses of any potential recipients of the Data by contacting your local Human Resources representative. You authorize MSCI, E*Trade, and any other possible recipients which may assist MSCI (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the Plan. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand if you reside outside the U.S., you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, or exercise any additional right available under applicable law, by contacting in writing the Corporate Secretary and Global Head of Executive Compensation and Benefits. Further, you understand that you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your service with the Company will not be affected; the only consequence of refusing or withdrawing your consent is that MSCI would not be able to grant you RSUs or other equity awards or administer or maintain such awards. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local Human Resources representative.
Finally, upon request by MSCI and/or any Subsidiary, you agree to provide an executed data privacy consent form (or any other agreements or consents) that MSCI and/or any Subsidiary may deem necessary to obtain from you for the purpose of administering your participation in the Plan in compliance with the data privacy laws in your country, either now or in the future.  You understand and agree that you will not be able to participate in the Plan if you fail to provide any such consent or agreement requested by MSCI and/or any Subsidiary.
(d)    Language. If you have received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
(e)    Electronic Delivery and Acceptance. MSCI may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an online or electronic system established and maintained by MSCI or a third party designated by MSCI.
(f)    Exhibit B. Notwithstanding any provisions in this Award Agreement, the RSUs shall be subject to any additional terms and conditions set forth in Exhibit B to this Award Agreement for your country. Moreover, if you relocate to one of the countries included in Exhibit B, the additional terms and conditions for such country will apply to you, to the extent MSCI determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Exhibit B constitutes part of this Award Agreement.
(g)    Insider Trading Restrictions/Market Abuse Laws. By accepting the RSUs, you acknowledge that you are bound by all the terms and conditions of any MSCI insider trading policy as may be in effect from time to time. You further acknowledge that, depending on your country of residence, you may be or may become subject to insider trading restrictions and/or market abuse laws, which may affect your ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares (e.g., RSUs) or rights linked to the value of Shares (e.g., phantom awards, futures) under the Plan during such times as you are considered to have “inside information” regarding MSCI (as determined under the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders you place before you possessed inside information. Furthermore, you may be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or otherwise causing them to buy or sell securities. Third parties include other service providers of MSCI and any of its subsidiaries. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. You acknowledge that you are responsible for ensuring compliance with any applicable restrictions and you should consult your personal legal advisor on this matter.
(h)    Foreign Asset/Account, Exchange Control Reporting. Your country may have certain exchange control and/or foreign asset/account reporting requirements which may affect your ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalents received or sale proceeds resulting from the sale of Shares) in a brokerage or bank account outside of your country. You may be required to report such accounts, assets or transactions to the tax or other authorities in your country. You acknowledge that it is your responsibility to comply with any applicable regulations, and that you should consult your personal advisor on this matter.

EXHIBIT B

COUNTRY-SPECIFIC TERMS AND CONDITIONS
[●]
B-1